UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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SINCLAIR BROADCAST GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 7, 2006

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Sinclair Broadcast Group, Inc. The annual meeting on May 11, 2006 will be held at Sinclair’s corporate office, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 at 10:00 a.m., local time.

Enclosed with this letter is a notice of the annual meeting of shareholders, a proxy statement, a proxy card and a return envelope. Also enclosed with this letter is Sinclair Broadcast Group, Inc.’s Annual Report to shareholders for the year ended December 31, 2005.

Your vote on these matters is very important. We urge you to review carefully the enclosed materials and to return your proxy promptly.

You are cordially invited to attend the annual meeting and you may vote in person even though you have returned your proxy card. Whether or not you plan to attend the annual meeting, please sign and promptly return your proxy card in the enclosed postage paid envelope.

Sincerely,

/s/ David D. Smith

David D. Smith
Chairman of the Board
and Chief Executive Officer

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance at the meeting to our shareholders of record as of March 16, 2006. Registration will begin at 9:30 a.m. and seating will begin at 9:45 a.m. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of March 16, 2006 (record date). Cameras (including cellular phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

YOUR VOTE IS IMPORTANT—Please execute and return the enclosed proxy promptly, whether or not you plan to attend the

Sinclair Broadcast Group, Inc. annual meeting.

SINCLAIR BROADCAST GROUP, INC.

10706 Beaver Dam Road

Hunt Valley, Maryland 21030

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	May 11, 2006
Time:	10:00 a.m. local time
Place:	Sinclair corporate office
10706 Beaver Dam Rd
Hunt Valley, Maryland 21030

YOUR VOTE AT THE ANNUAL MEETING IS VERY IMPORTANT TO US.

Dear Shareholders:

At the 2006 annual meeting, you will be asked to:

1.               Elect eight directors, each for a one-year term;

2.               Ratify the appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm of Sinclair for the year ending December 31, 2006;

3.               Approve the amendment to the 1998 Employee Stock Purchase Plan to increase the number of shares of Class A Common Stock available for issuance by 1,200,000 shares; and

4.               Transact such other business as may properly come before the annual meeting.

You will be able to vote your shares at the annual meeting if you were a shareholder of record at the close of business on March 16, 2006.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ J. Duncan Smith

J. Duncan Smith, Secretary

Baltimore, Maryland

April 7, 2006

TABLE OF CONTENTS

INFORMATION ABOUT THE 2006 ANNUAL MEETING AND VOTING

PROPOSAL 1: ELECTION OF DIRECTORS

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 3: APPROVAL OF THE AMENDMENT TO THE 1998 EMPLOYEE STOCK PURCHASE PLAN

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

AUDIT COMMITTEE, AUDIT FEES AND AUDITOR INDEPENDENCE

SHAREHOLDER PROPOSALS

APPENDIX A

SINCLAIR BROADCAST GROUP, INC.

10706 BEAVER DAM ROAD

HUNT VALLEY, MARYLAND 21030

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

To be held on May 11, 2006

This proxy statement provides information that you should read before you vote on the proposals that will be presented to you at the 2006 annual meeting of Sinclair Broadcast Group, Inc. The 2006 annual meeting will be held on May 11, 2006 at our corporate office, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 at 10:00 a.m. local time.

This proxy statement provides detailed information about the annual meeting, the proposals you will be asked to vote on at the annual meeting and other relevant information. Our Board of Directors is soliciting these proxies.

At the annual meeting, you will be asked to vote on the following proposals:

1.               Elect eight directors, each for a one-year term;

2.               Ratify the appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2006;

3.               Approve the amendment to the 1998 Employee Stock Purchase Plan to increase the number of shares of Class A Common Stock available for issuance by 1,200,000 shares; and

4.               Such other matters as may properly come before the meeting.

The Board of Directors recommends that the shareholders vote to elect the Board’s nominees for director, ratify the appointment of Ernst & Young LLP and approve the amendment to the 1998 Employee Stock Purchase Plan.

On or about April 7, 2006, we began mailing this proxy statement to people who, according to our records, owned common shares or beneficial interests in us as of the close of business on March 16, 2006. We have mailed with the proxy statement a copy of our annual report to shareholders for the year ended December 31, 2005.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance at the meeting to our shareholders of record as of March 16, 2006. Registration will begin at 9:30 a.m. and seating will begin at 9:45 a.m. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of March 16, 2006 (record date). Cameras (including cellular phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

INFORMATION ABOUT THE 2006 ANNUAL MEETING AND VOTING

The Annual Meeting

The annual meeting will be held on May 11, 2006 at our corporate office, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 at 10:00 a.m. local time.

This Proxy Solicitation

We are sending you this proxy statement because our Board of Directors is seeking a proxy to vote your shares at the annual meeting. This proxy statement is intended to assist you in deciding how to vote your shares.

We are paying the cost of requesting these proxies. Our directors, officers and employees may request proxies in person or by telephone, mail, telecopy or letter. We will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners of our common shares.

Voting Your Shares

You may vote your shares at the annual meeting either in person or by proxy. To vote in person, you must attend the annual meeting and obtain and submit a ballot. Ballots for voting in person will be available at the annual meeting. To vote by proxy, you must complete and return the enclosed proxy card in time for it to be received by us before the annual meeting. By completing and returning the proxy card, you will be directing the persons designated on the proxy card to vote your shares at the annual meeting in accordance with the instructions you give on the proxy card.

If you hold your shares with a broker and you do not tell your broker how to vote, your broker has the authority to vote on all proposals. Abstentions and broker non-votes (where a broker or nominee is not permitted to exercise discretionary authority to vote on a matter) are not counted as votes cast on any matter to which they relate, but are counted in determining the presence of a quorum.

If you decide to vote by proxy, your proxy card will be valid only if you sign, date and return it before the annual meeting scheduled to be held on May 11, 2006.

If you complete the proxy card, except for the voting instructions, then your shares will be voted FOR each of the director nominees identified on the proxy card, FOR ratification of the selection of Ernst & Young LLP as our Independent Registered Public Accounting Firm for 2006 and FOR the amendment to the Employee Stock Purchase Plan to increase the number of shares of Class A Common Stock available for issuance by 1,200,000 shares.

We have described in this proxy statement all the proposals that we expect will be made at the annual meeting. If a shareholder or we properly present any other proposal at the meeting, we will use your proxy to vote your shares on the proposal in our best judgment.

Revoking Your Proxy

If you decide to change your vote, you may revoke your proxy at any time before it is voted. You may revoke your proxy by any one of three ways:

•                  you may notify our Secretary in writing that you wish to revoke your proxy, at the following address: Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Hunt Valley, Maryland, 21030, Attention: J. Duncan Smith, Vice President and Secretary. We must receive your notice before the time of the annual meeting;

•                  you may submit a proxy dated later than your original proxy; or

•                  you may attend the annual meeting and vote. Merely attending the annual meeting will not by itself revoke a proxy; you must obtain a ballot and vote your shares to revoke the proxy.

Vote Required for Approval

Shares Entitled to Vote. On March 16, 2006 (the record date), the following shares were issued and outstanding and had the votes indicated:

•                  47,321,012 shares of Class A Common Stock, each of which is entitled to one vote on each of the proposals, and

•                  38,348,331 shares of Class B Common Stock, each of which is entitled to ten votes on each of the proposals.

Quorum. A majority of the outstanding shares of common stock entitled to vote, or a “quorum,” must be present at the annual meeting in order to transact business. A quorum will be present if 215,402,162 votes are represented at the annual meeting, either in person (by the shareholders) or by proxy. If a quorum is not present, a vote cannot occur. In deciding whether a quorum is present, abstentions and broker non-votes will be counted as shares that are represented at the annual meeting.

Votes Required. The votes required on each of the proposals are as follows:

Proposal 1: Election of Eight Directors

The eight nominees for director who receive the most votes will be elected. If you indicate “withhold authority to vote” for a particular nominee on your proxy card, your vote will not count either for or against the nominee.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm

The affirmative vote of a majority of the votes cast at the annual meeting is required to ratify the selection of the Independent Registered Public Accounting Firm. If you abstain from voting, your abstention will not count as a vote cast for or against the proposal.

Proposal 3: Approval of the amendment to the 1998 Employee Stock Purchase Plan

The affirmative vote of a majority of the votes cast at the annual meeting is required to ratify the approval of the amendment to the 1998 Employee Stock Purchase Plan. If you abstain from voting, your abstention will not count as a vote cast for or against the proposal.

Additional Information

We are mailing our annual report to shareholders for the year ended December 31, 2005, including consolidated financial statements, to all shareholders entitled to vote at the annual meeting together with this proxy statement. The annual report does not constitute a part of the proxy solicitation material. The annual report tells you how to get additional information about us.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees for election to the Board of Directors are:

David D. Smith

Frederick G. Smith

J. Duncan Smith

Robert E. Smith

Daniel C. Keith

Martin R. Leader

Lawrence E. McCanna

Basil A. Thomas

Each director will be elected to serve for a one-year term, unless he resigns or is removed before his term expires, or until his replacement is elected and qualified. Each of the nominees listed above is currently a member of the Board of Directors and each of them has consented to serve as a director if elected. More detailed information about each of the nominees is available in the section of this proxy statement titled “Directors and Executive Officers,” which begins on page 9.

If any of the nominees cannot serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees. If a substitute is nominated, we will vote all valid proxies for the election of the substitute nominee or nominees. Alternatively, the Board of Directors may also decide to leave the board seat or seats open until a suitable candidate or candidates are located, or it may decide to reduce the size of the Board.

The Amended and Restated Certificate of Incorporation provides that our business shall be managed by a board of directors of not less than three and not more than thirteen directors with the number of directors to be fixed by the Board of Directors from time to time. The Board of Directors has presently established the size of the Board at eight members. Proxies for the annual meeting may not be voted for more than eight nominees.

Messrs. David, Frederick, Duncan and Robert Smith (collectively, the controlling shareholders) are brothers and have entered into a shareholders’ agreement pursuant to which they have agreed to vote for each other as candidates for election to the Board of Directors until June 13, 2015.

The Board of Directors recommends a vote FOR each of the nominees to the board of directors.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm for 2006. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reevaluate the engagement of the independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may nevertheless appoint another independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the shareholders.

A representative of Ernst & Young LLP is expected to attend the annual meeting. The Ernst & Young LLP representative will have the opportunity to make a statement if he or she desires to do so and will be able to respond to appropriate questions from shareholders. Additional information regarding fees paid to Ernst & Young LLP is available in the section of this proxy statement titled “Audit Committee, Audit Fees and Auditor Independence.”

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP.

PROPOSAL 3: AMENDMENT TO THE 1998 EMPLOYEE STOCK PURCHASE PLAN

As of November 1, 2005, our 1998 Employee Stock Purchase Plan (the “ESPP”) had remaining reserved shares of 76,350 of the original one million (1,000,000) shares of common stock for reserved for issuance under the ESPP. The Compensation Committee (the Committee) of the Board of Directors concluded that it would be in our best interests to increase the number of shares of our Class A Common Stock available for issuance under the ESPP. The Committee determined that an increase of 1,200,000 shares would be appropriate based on the historical annual volume of share purchases under the ESPP and the Committee on November 7, 2005 approved an amendment, subject to stockholder approval, to increase the number of available shares by this amount and caused a registration statement to be filed with respect to that increase.

The Board of Directors recommends a vote FOR the approval of the amendment to the 1998 Employee Stock Purchase.

Summary of the ESPP

The ESPP provides our employees with an opportunity to become owners of Sinclair through a convenient arrangement for purchasing shares of common stock. The following is a summary of the ESPP.

General

Purpose. The ESPP offers eligible employees the opportunity to purchase shares of our common stock through after-tax payroll withholding. The ESPP is intended to permit our employees to acquire an equity interest in Sinclair thereby providing them with an incentive to work for the growth and success of Sinclair. We may use the funds we receive under the ESPP for any general corporate purpose.

Eligibility. All of our employees are eligible to participate in the ESPP, except (1) employees who have not been employed for at least one full year of service and (2) employees who hold more than 5% of our common stock. Employees’ benefits will vary depending upon their election as to level of participation. No non-employee directors are eligible to participate in the ESPP. As of March 23, 2006, there were approximately 2,119 employees eligible to participate in the ESPP. The number of shares from this additional pool that will be purchased by executive officers cannot be determined in advance because participation is voluntary.

Shares available under the ESPP. If the amendment is approved, the ESPP would authorize us to issue up to an additional 1,200,000 shares of common stock from authorized but unissued shares or from stock owned by Sinclair, including stock purchased on the market. The number of shares we may issue under the ESPP automatically adjusts for stock dividends, stock splits, reclassifications and other changes affecting the common stock.

Administration. The Committee of our Board of Directors administers the ESPP. The Committee may delegate this authority. The Committee has the authority and discretion to specify the terms and conditions of stock purchases by employees under the ESPP (within the limitations of the ESPP) and to otherwise interpret and construe the terms of the ESPP and any related agreements. Under the ESPP, the Committee (or the Board of Directors) can lengthen or shorten the payroll deduction periods, increase the purchase price for shares, or make other administrative adjustments. The ESPP also specifically provides for indemnification of the Committee, other directors, and agents for actions taken with respect to the ESPP.

Options Granted Under the ESPP

How options are granted. On the first day of each payroll deduction period, a participating employee will automatically receive options to purchase a number of shares of our common stock with money that is withheld from his or her paycheck. The number of shares available to the participating employee will be determined at the end of the payroll deduction period by dividing (1) the total amount of money withheld during the payroll deduction period by (2) the exercise price of the options (as described below). Options granted under the ESPP to employees will be automatically exercised to purchase shares on the last day of the payroll deduction period, unless the participating employee has, at least thirty days earlier or by such other deadline as the Committee sets, requested that his or her payroll contributions stop. The Committee will determine the treatment of fractional shares. Any cash accumulated in an employee’s account for a period in which an employee elects not to participate will be distributed to the employee.

Exercise price. The initial exercise price for options under the ESPP will be 85% of the lesser of the fair market value of the common stock as of the first day of the payroll deduction period and as of the last day of that period. The Committee may increase the exercise price before a payroll deduction period begins. No participant can purchase more than $25,000 worth of our common stock in all payroll deduction periods ending during the same calendar year. The closing price of a share of our common stock, as reported on March 23, 2006 was $7.61.

Election to participate. Participating employees must elect before the beginning of a given payroll deduction period to participate, although a prior election will carry over until revoked.

Termination of service. If an employee’s employment ends for any reason, including death, any cash accumulated in the employee’s account will be distributed, and the employee will immediately cease to participate in the ESPP, unless the Committee specifies some other treatment.

Other information. All options granted under the ESPP will be evidenced by participation agreements or other approved documentation. The Committee has broad discretion to determine the timing, amount, exercisability, and other terms and conditions of options granted to employees. No options granted or funds accumulated under the ESPP are assignable or transferable other than by will or in accordance with the laws of descent and distribution. The Committee may impose restrictions on sale of the stock or require the stock to be held at a particular broker.

Amendment or Termination of the ESPP

The Board of Directors may amend or terminate the ESPP at any time and from time to time. Stockholder approval is required for any changes if such approval is required to preserve the ESPP’s status as a plan under section 423 of the Internal Revenue Code. Absent extension by the Board with stockholder approval, no payroll deduction period will begin after October 1, 2007.

Tax Consequences

The following generally summarizes the United States federal income tax consequences that will arise with respect to participation in the plan and with respect to the sale of common stock acquired under the plan. This summary is based on the tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.

Tax Consequences to Participants. A participant will not have income upon enrolling in the plan or upon purchasing stock at the end of an offering. A participant may have both compensation income and a capital gain or loss upon the sale of stock that was acquired under the plan. The amount of each type of income and loss will depend on when the participant sells the stock. If the participant sells the stock more than two years after the commencement of the offering during which the stock was purchased and more than one year after the date that the participant purchased the stock, at a profit (the sales proceeds exceed the purchase price), then the participant will have compensation income equal to the lesser of:

•                  15% of the value of the stock on the day the offering commenced; and

•                  the participant’s profit.

Any excess profit will be long-term capital gain. If the participant sells the stock at a loss (if sales proceeds are less than the purchase price) after satisfying these waiting periods, then the loss will be a long-term capital loss. If the participant sells the stock prior to satisfying these waiting periods, then he or she will have engaged in a disqualifying disposition. Upon a disqualifying disposition, the participant will have compensation income equal to the value of the stock on the day he or she purchased the stock less the purchase price. The participant also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day he or she purchased the stock. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Tax Consequences to the Company. There will be no tax consequences to the Company except that we will be entitled to a deduction when a participant has compensation income upon a disqualifying disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

INCORPORATION BY REFERENCE

The foregoing is only a summary of the ESPP and is qualified in its entirety by reference to its full text, a copy of which is attached as Appendix A.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

There were 85,669,343 shares of our common stock issued and outstanding on March 16, 2006, consisting of 47,321,012 shares of Class A Common Stock and 38,348,331 shares of Class B Common Stock. The following table shows how many shares were owned by the following categories of persons as of that date:

•                  persons who beneficially own more than 5% of the shares;

•                  each director and each officer described on the “Summary Compensation Table” on page 15; and

•                  directors and executive officers as a group.

	Shares of Class B Common Stock Beneficially Owned		Shares of Class A Common Stock Beneficially Owned			Percent of Total
Name	Number	Percent	Number		Percent (a)	Voting Power (b)
David D. Smith	10,243,428	26.7%	10,732,660	(c)	18.5%	23.8%
Frederick G. Smith	8,358,831	21.8%	8,862,090	(d)	15.9%	19.5%
J. Duncan Smith	10,483,691	27.3%	10,486,879	(e)	18.1%	24.3%
Robert E. Smith	7,430,855	19.4%	7,461,211	(f)	13.6%	17.2%
David B. Amy	—	—	369,003	(g)	*	*
Barry M. Faber	—	—	110,980	(h)	*	*
Steven M. Marks	—	—	197,319	(i)	*	*
Lucy A. Rutishauser	—	—	56,038	(j)	*	*
Basil A. Thomas	—	—	15,175	(k)	*	*
Martin R. Leader	—	—	14,113	(l)	*	*
Daniel C. Keith	—	—	12,000	(m)	*	*
Lawrence E. McCanna	—	—	12,600	(n)	*	*
Gabelli Asset Management, Inc. One Corporate Center Rye, NY 10580-1435	—	—	4,971,779	(o)	10.5%	1.2%
Mellon Financial Corporation One Mellon Center Pittsburgh, PA 15258	—	—	3,755,064	(p)	7.9%	*
Morgan Stanley 1585 Broadway New York, NY 10036	—	—	3,720,887	(q)	7.9%	*
Barclay’s Global Investors, NA 45 Fremont Street San Francisco, CA 94105	—	—	2,966,679	(r)	6.3%	*
Barry Baker 28 Merry Hill Ct. Baltimore, MD 21208	—	—	2,764,870	(s)	5.5%	*
Earnest Partners, LLC 75 Fourteenth Street, Suite 2300 Atlanta, GA 30309	—	—	2,243,628	(t)	4.7%	*
Putnam Investments, LLC One Post Office Square Boston, MA 02109	—	—	2,209,328	(u)	4.7%	*
All directors and named executive officers as a group (12 persons)	36,516,805	95.2%	38,330,068	(v)	45.1%	85.0%

*Less than 1%

(a)          Percent of Class A Common Stock beneficially owned is calculated by taking the number of shares of Class A Common Stock beneficially owned divided by the number of shares of Class A Common Stock outstanding plus any Class B Common Stock individually held.

(b)         Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share except for votes relating to “going private” and certain other transactions. The Class A Common Stock and the Class B Common Stock vote altogether as a single class except as otherwise may be required by Maryland law on all matters presented for a vote. Holders of Class B Common Stock may at any time convert their shares into the same number of shares of Class A Common Stock.

(c)          Shares of Class A Common Stock beneficially owned include 10,243,428 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock, and 450,000 shares of Class A Common Stock that may be acquired upon exercise of options.

(d)         Shares of Class A Common Stock beneficially owned include 7,957,673 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock. The shares of Class B Common Stock include 401,158 shares held in an irrevocable trust established by Frederick G. Smith for the benefit of his children, of which the trustee is a beneficial owner.

(e)          Shares of Class A Common Stock beneficially owned include 10,483,691 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock. The shares of Class B Common Stock do not include 510,000 shares held in an irrevocable trust established by J. Duncan Smith for the benefit of his children, of which he is not the trustee.

(f)            Shares of Class A Common Stock beneficially owned include 7,139,806 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock, and 10,000 shares of Class A Common Stock that may be acquired upon exercise of options. The shares of Class B Common Stock include 291,049 shares held in an irrevocable trust established by Robert E. Smith for the benefit of family members, of which the trustee is a beneficial owner. The shares of Class B Common Stock do not include 390,650 shares held in an irrevocable trust established by Robert E. Smith for the benefit of his children, of which he is not the trustee.

(g)         Includes 342,500 shares of Class A Common Stock that may be acquired upon exercise of options.

(h)         Includes 100,000 shares of Class A Common Stock that may be acquired upon exercise of options.

(i)             Includes 160,500 shares of Class A Common Stock that may be acquired upon exercise of options.

(j)             Includes 52,000 shares of Class A Common Stock that may be acquired upon exercise of options.

(k)          Includes 10,000 shares of Class A Common Stock that may be acquired upon exercise of options.

(l)             Includes 10,000 shares of Class A Common Stock that may be acquired upon exercise of options.

(m)       Includes 10,000 shares of Class A Common Stock that may be acquired upon exercise of options.

(n)         Includes 10,000 shares of Class A Common Stock that may be acquired upon exercise of options.

(o)         As set forth in the Schedule 13D/A filed by Gabelli Asset Management, Inc. with the SEC on February 3, 2006, Gabelli Asset Management, Inc. is deemed to be the beneficial owner of 4,971,779 shares and has sole voting power with respect to 4,638,279 of those shares.

(p)         As set forth in the Schedule 13G filed by Mellon Financial Corporation with the SEC on February 15, 2006, Mellon Financial Corporation is deemed to be the beneficial owner of 3,755,064 shares and has sole voting power with respect to 2,065,480 of those shares.

(q)         As set forth in the schedule 13G/A filed by Morgan Stanley with the SEC on February 15, 2006, Morgan Stanley is deemed to be the beneficial owner of 3,720,887 shares and has sole voting power with respect to 3,490,251 of those shares.

(r)            As set forth in the Schedule 13G filed by Barclay’s Global Investor’s, NA with SEC on January 26, 2006, Barclay’s Global Investor’s, NA is deemed to be the beneficial owner of 2,966,679 shares and has sole voting power with respect to 2,693,424 of those shares.

(s)          Mr. Baker’s 2,764,870 shares of Class A Common Stock may be acquired upon the exercise of options. These options expire on May 30, 2006.

(t)            As set forth in the Schedule 13G/A filed by Earnest Partners, LLC with the SEC on February 14, 2006, Earnest Partners, LLC is deemed to be the beneficial owner of 2,243,628 shares and has sole voting power with respect to 1,248,200 of those shares.

(u)         As set forth in the Schedule 13G/A filed by Putnam Investments, LLC with the SEC on February 10, 2006, Putnam, LLC is deemed to be the beneficial owner of 2,209,328 shares and has shared voting power with respect to 552,610 of those shares.

(v)         Includes shares of Class A Common Stock that may be acquired upon the exercise of options.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is certain information relating to our executive officers, directors and nominees, and certain key employees.

Name	Age	Title
David D. Smith	55	President, Chief Executive Officer, Chairman of the Board and Director
Frederick G. Smith	56	Vice President and Director
J. Duncan Smith	52	Vice President, Secretary and Director
Robert E. Smith	42	Director
Daniel C. Keith	51	Director
Martin R. Leader	65	Director
Lawrence E. McCanna	62	Director
Basil A. Thomas	90	Director
David B. Amy	53	Executive Vice President / Chief Financial Officer
Steven M. Marks	49	Chief Operating Officer / Television Group
Barry M. Faber	44	Vice President / General Counsel
Lucy A. Rutishauser	41	Vice President / Corporate Finance / Treasurer
David R. Bochenek	43	Vice President / Chief Accounting Officer
M. William Butler	53	Vice President / Group Programming and Promotions
Joe DeFeo	46	Vice President / News Director
Lawrence M. Fiorino	44	Founder and CEO / G1440, Inc.
Nat S. Ostroff	65	Vice President / New Technology
Delbert R. Parks, III	53	Vice President / Operations and Engineering
Darren J. Shapiro	45	Vice President / Sales
Gregg L. Siegel	45	Vice President / National Sales
Jeffrey W. Sleete	51	Vice President / Marketing
Donald H. Thompson	39	Vice President / Human Resources
Thomas I. Waters, III	37	Vice President / Purchasing

Members of the Board of Directors are elected for one-year terms and serve until their successors are duly elected and qualified. Executive officers are appointed by the Board of Directors annually to serve for one-year terms and serve until their successors are duly appointed and qualified.

Director and Officer Profiles

David D. Smith has served as President and Chief Executive Officer since 1988 and as Chairman of the Board of Sinclair Broadcast Group, Inc. since September 1990. Mr. Smith founded Comark Communications, Inc., a company engaged in the manufacture of high power transmitters for UHF television stations, and was an officer and director of Comark until 1986. He also was a principal in other television stations prior to serving as a General Manager of WCWB-TV from 1984 until 1986. In 1986, David was instrumental in the formation of Sinclair Broadcast Group, Inc. David Smith is currently a member of the Board of Directors of Sinclair Ventures, Inc., Acrodyne Communications, Inc., G1440 Holdings, Inc., Atlantic Automotive Corporation (formerly known as Summa Holdings, Ltd.), KDSM, Inc., Safe Waterways in Maryland (a private, non-profit foundation) and The Sinclair Relief Fund (a qualified charitable organization).

Frederick G. Smith has served as Vice President of Sinclair since 1990 and Director since 1986. Prior to joining Sinclair in 1990, Mr. Smith was an oral and maxillofacial surgeon engaged in private practice and was employed by Frederick G. Smith, M.S., D.D.S., P.A., a professional corporation of which Mr. Smith was the sole officer, director and stockholder. Mr. Smith is currently a member of the board of directors or trustees of Sinclair Ventures, Inc., the Freven Foundation, Safe Waterways in Maryland, Gerstell Academy, University of Maryland at Baltimore Foundation and The Sinclair Relief Fund.

J. Duncan Smith has served as Vice President, Secretary and as a Director of Sinclair since 1986. Prior to that, he worked for Comark Communications, Inc. installing UHF transmitters. In addition, he also worked extensively on the construction of WCWB-TV in Pittsburgh, WTTE-TV in Columbus, WIIB-TV in Bloomington and WTTA-TV in Tampa / St. Petersburg, the renovation of the studio, offices and news facility for WBFF-TV in Baltimore and construction of the Sinclair headquarters building in Hunt Valley, Maryland. J. Duncan Smith is currently a member of the board of directors of Sinclair Ventures, Inc., The Boys’ Latin School of Maryland, The High Rock Foundation, Safe Waterways in Maryland and The Sinclair Relief Fund.

Robert E. Smith has served as a Director since 1986. He served as Vice President and Treasurer of Sinclair from 1988 to June 1998, at which time he resigned from his position as Vice President and Treasurer. In March 1997, Mr. Smith started RSMK LLC, a commercial real estate investment company which he currently manages. Prior to 1986, he assisted in the construction of WTTE-TV and also worked for Comark Communications, Inc. installing UHF transmitters. Mr. Smith is currently a member of the board of directors of Sinclair Ventures, Inc., Nextgen Foundation Charitable Trust, Safe Waterways in Maryland, Gerstell Academy, Bay Television, Inc., Keyser Investment Group, Cunningham Communications, Inc., Gerstell Development LP and Beaver Dam LLC.

Daniel C. Keith has served as a Director since May 2001. Mr. Keith is the President and Founder of the Cavanaugh Group, Inc., a Baltimore-based investment advisory firm founded in October 1995. Prior to establishing the Cavanaugh Group, Inc., Mr. Keith was Vice President, Senior Portfolio Manager, and Director of the Investment Management division of a local financial services company since 1985. During this time, he served as chairman of the Investment Advisory Committee and was a member of the board of directors. Mr. Keith has been advising clients since 1979 and is currently a member of the boards of trustees of The High Rock Foundation, Safe Waterways in Maryland and The Boy’s Latin School of Maryland.

Martin R. Leader has served as a Director since May 2002. Mr. Leader is a retired partner of the law firm ShawPittman in Washington, D.C. where he specialized in communications law matters. Prior to his service at ShawPittman, Mr. Leader was a senior partner with the law firm of Fisher Wayland Cooper Leader & Zaragoza in Washington, D.C. from 1973 to 1999. Mr. Leader was a member of the board of directors of Atlantic Automotive Corporation until February 2006. Mr. Leader has served on the staff of the Office of Opinions and Review of the Federal Communications Commission. He is a member of the District of Columbia Bar. Mr. Leader graduated from Tufts University and Vanderbilt University Law School.

Lawrence E. McCanna has served as a Director since July 1995. Mr. McCanna has been a shareholder of the accounting firm of Gross, Mendelsohn & Associates, P.A. since 1972 and has served as its managing director since 1982. Mr. McCanna has served on various committees of the Maryland Association of Certified Public Accountants and was chairman of the Management of the Accounting Practice Committee. He is also a former member of the Management of an Accounting Practice Committee of the American Institute of Certified Public Accountants. Mr. McCanna is a current member of the board of directors of Mount St. Joseph High School and serves on that organization’s finance committee. He is also a former member of the board of directors of Maryland Special Olympics.

Basil A. Thomas has served as a Director since November 1993. He is of counsel to the Baltimore law firm of Thomas & Libowitz, P.A. and has been in the private practice of law since 1983. From 1961 to 1968, Mr. Thomas served as an Associate Judge on the Municipal Court of Baltimore City and from 1968 to 1983, he served as an Associate Judge of the Supreme Bench of Baltimore City. Mr. Thomas is a trustee of the University of Baltimore and a member of the American Bar Association and the Maryland State Bar Association. Mr. Thomas attended the College of William & Mary and received his L.L.B. from the University of Baltimore. Mr. Thomas is the father of Steven A. Thomas, a senior attorney and founder of Thomas & Libowitz, counsel to Sinclair.

David B. Amy has served as Executive Vice President and Chief Financial Officer (CFO) of Sinclair since March 2001. Prior to that, he served as Executive Vice President from September 1999 to March 2001 and as Vice President and CFO from September 1998 to September 1999. Prior to that, he served as CFO from 1994 to September 1998. In addition, he serves as Secretary of Sinclair Television Group, Inc., a wholly owned subsidiary that owns and operates our broadcasting operations. Mr. Amy has over 22 years of broadcast experience, having joined Sinclair as a Business Manager for WCWB-TV in Pittsburgh. Mr. Amy received his MBA degree from the University of Pittsburgh in 1981. Mr. Amy is currently a member of the board of directors of Acrodyne Communications, Inc., G1440 Holdings, Inc., KDSM, LLC, Jadoo Power Systems, Agentsmith and VisionAir; and is an advisor to Allegiance Capital, LP regarding potential investment opportunities.

Steven M. Marks has served as Chief Operating Officer/Television Group since February 2003 and is responsible for the television station group operations. Prior to that, he served as Vice President/Regional Director from March 2002 to February 2003. As a Vice President/Regional Director, Mr. Marks was responsible for the Baltimore, Columbus, Pittsburgh, Flint, Tallahassee, Charleston, West Virginia, Portland, Springfield, Minneapolis, Tampa, Syracuse, Norfolk, Richmond, Buffalo and Rochester markets. Prior to his appointment as Vice President/Regional Director, Mr. Marks served as Regional Director since October 1994. Mr. Marks served as General Manager for Sinclair’s flagship station, WBFF-TV in Baltimore, Maryland from July 1991 until October 1994. From 1986 until joining WBFF-TV in 1991, Mr. Marks served as General Sales Manager at WTTE-TV in Columbus, Ohio. Prior to that time, he was national sales manager for WFLX-TV in West Palm Beach, Florida.

Barry M. Faber has served as Vice President/General Counsel since August 1999 and prior to that as Associate General Counsel from 1996 to 1999. Prior to that time, he was associated with the law firm of Fried, Frank, Harris, Shriver, & Jacobson in Washington, D.C. Barry M. Faber is a graduate of the University of Virginia and the University of Virginia School of Law. Mr. Faber is also a member of the board of directors of The Sinclair Relief Fund and serves as President of Internet Projects, LLC.

Lucy A. Rutishauser has served as Vice President/Corporate Finance/Treasurer since November 2002. From March 2001 until November 2002, she served as Treasurer and, from 1997 until March 2001, she served as Assistant Treasurer. From 1992 to 1997, Ms. Rutishauser was the Assistant Treasurer for Treasure Chest Advertising Company (currently Vertis) and Integrated Health Services, Inc. From 1988 to 1992, Ms. Rutishauser held various treasury positions with Laura Ashley, Inc. and the Black and Decker Corporation. Ms. Rutishauser graduated magna cum laude from Towson University with a Bachelor of Science degree in Economics and Finance and received her M.B.A., with honors from the University of Baltimore. Ms. Rutishauser is a member of the National Institute of Investor Relations and the Association of Finance Professionals.

David R. Bochenek has served as Vice President/Chief Accounting Officer since May 2005. Prior to that, he served as Chief Accounting Officer from November 2002 to May 2005. Mr. Bochenek joined Sinclair in March 2000 as the Corporate Controller. Prior to joining Sinclair, Mr. Bochenek was Vice President, Corporate Controller for Prime Retail, Inc. from 1993 until 2000. From 1990 to 1993, Mr. Bochenek served as Assistant Vice President for MNC Financial, Inc. and prior to that held various positions in the audit department of Ernst & Young, LLP. Mr. Bochenek received his Bachelor of Business Administration in Accounting and Master of Science in Finance from Loyola College in Maryland.

M. William Butler has served as Vice President/Group Programming and Promotions since July 1999 and from 1997 until 1999, as Vice President/Group Program Director, STG. From 1995 to 1997, Mr. Butler served as Director of Programming at KCAL-TV in Los Angeles, California. From 1991 to 1995, he was Director of Marketing and Programming at WTXF-TV in Philadelphia, Pennsylvania and prior to that he was the Program Director at WLVI in Boston, Massachusetts. Mr. Butler attended the Graduate Business School of the University of Cincinnati from 1975 to 1976.

Joe DeFeo has served as Vice President/News Director since August 2003. From October 2002 until August 2003, he was the Corporate News Director. From 1992 until October 2002, Mr. DeFeo served as the News Director of WBFF-TV and WNUV-TV. Mr. DeFeo started his career at WGAL-TV in Lancaster/Harrisburg, Pennsylvania and worked for five years as news producer at WBAL-TV in Baltimore. Immediately before coming to WBFF/WNUV in 1991, he was Producer of the FOX Morning News at WTTG-TV in Washington and helped start up that morning newscast. Mr. DeFeo has won two Washington regional Emmy awards for newscast producing.

Lawrence M. Fiorino founded G1440 Holdings, Inc. (G1440), a provider of single-source, end-to-end e-Business solutions and a number of services and products, including a homebuilding application, an immigration tracking tool application, a syndicated television program management and scheduling application and a procurement application, in April 1998. Mr. Fiorino has served as the CEO of G1440 since its inception. From 1994 to 1998, he was Vice President of Systems and Technology for The Ryland Group, Inc. Mr. Fiorino is a Certified Public Accountant, has a BA in Accounting, an MBA in MIS, and is a regular contributing writer for Maryland’s Daily Record newspaper. Mr. Fiorino appears weekly on “FOX-45’s Web Sightings” technology segment on Sinclair’s FOX affiliate station in Baltimore, Maryland. Mr. Fiorino is currently on the board of directors of Towson University Alumni, Towson University College of Business and Economics, Emerging Technology Centers of Maryland, Columbia Foundation, Port Discovery, University of Baltimore Entrepreneurship and University of Maryland Library.

Nat S. Ostroff has served as Vice President/New Technology since 1996. From 1984 until joining Sinclair, he was the President and CEO of Comark Communications, Inc., a leading manufacturer of UHF transmission equipment. While at Comark, Mr. Ostroff was nominated and awarded a Prime Time Emmy Award for outstanding engineering achievement for the development of new UHF transmitter technologies in 1993. In 1968, Mr. Ostroff founded Acrodyne Industries Inc., a manufacturer of TV transmitters and served as its first President and CEO. Mr. Ostroff holds a BSEE degree from Drexel University and an MEEE degree from New York University. He is a member of several industry organizations, including AFCCE, IEEE and SBE. Mr. Ostroff also serves as Chief Executive Officer and Chairman of the Board for Acrodyne Communications, Inc., in which Sinclair has a majority ownership.

Delbert R. Parks, III has served as Vice President/Operations and Engineering of Sinclair Television Group, Inc. since 1996. From 1985 to 1996, he was Director of Operations and Engineering for WBFF-TV and Sinclair. He has held various operations and engineering positions with Sinclair for the last 34 years. He is responsible for planning, organizing and implementing operational and engineering policies and strategies as they relate to television operations, Internet activity, information management systems, and infrastructure. Mr. Parks is a member of the Society of Motion Picture and Television Engineers and the Society of Broadcast Engineers. Mr. Parks is also a retired Army Lieutenant Colonel who has held various commands during his 26-year reserve career.

Darren J. Shapiro has served as Vice President/Sales since August 2001. From 2000 to 2001, he served as Director of Internet Sales. From 1999 to 2000, he served as New Business Development Manager and, prior to that he served as General Sales Manager and Local Sales Manager for WBFF-TV, Sinclair’s FOX affiliate in Baltimore, Maryland from 1993 to 1999. From 1989 to 1993, Mr. Shapiro served as Corporate National Sales Manager. Prior to that he was a Senior Account Executive for Seltel Inc. in New York City. Mr. Shapiro holds a Bachelor’s degree in Economics from the University of Rochester.

Gregg L. Siegel has served as Vice President/National Sales since June 2001. Prior to that time, he worked as Director of Business Development, Strategic Sales Manager and a Regional Sales Manager on a multiple market basis, since starting with Sinclair in 1994. He has held several sales and management positions with National Sales Representation Firms, having started his television sales career in 1982 with Avery-Knodel as a marketing associate. Mr. Siegel holds a Bachelor’s degree in Communications and Marketing from the University of Arizona.

Jeffrey W. Sleete has served as Vice President/Marketing since August 2001. From 1999 until 2001, he served as a Regional Director and as Regional Sales Counselor for Sinclair’s television stations. From 1996 to 1999, he was the Vice President of Sales & Marketing for Sinclair’s radio division. From 1985 until 1996, he served as General Manager of radio stations in Detroit, Michigan, Houston, Texas and West Palm Beach, Florida. From 1980 to 1985, Mr. Sleete headed a national sales representation firm office in Detroit and was a General Sales Manager for two radio stations. Prior to that, he was an account executive for both local and national sales. Mr. Sleete holds a Bachelor of Science degree from Eastern Michigan University.

Donald H. Thompson has served as Vice President/Human Resources since November 1999 and prior to that as Director of Human Resources from September 1996. Prior to joining Sinclair, Mr. Thompson was Human Resources Manager for NASA at the Goddard Space Flight Center near Washington, D.C. Mr. Thompson holds a Bachelor’s Degree in Psychology and a Certificate in Personnel and Industrial Relations from University of Maryland and a Masters of Science in Business/Human Resource & Behavioral Management and a Master of Business Administration from Johns Hopkins University. Mr. Thompson is a member of the Society for Human Resource Management.

Thomas I. Waters, III has served as Vice President/Purchasing since November 2002. From 2000 to 2002, he served as Director of Purchasing & Administration. From 1996 to 2000, Mr. Waters was Director of Purchasing. Before joining Sinclair, Mr. Waters served as the Purchasing Manager for NaturaLawn of America. Mr. Waters holds a Bachelor of Science degree in Business Administration from the University of Baltimore and is Treasurer of the Baltimore-Washington Business Travelers Association and a committee chair for the National Association of Purchasing Managers-Maryland chapter.

Meetings of the Board of Directors and Standing Committees

In 2005, the Board of Directors held a total of six meetings.  During the year, two unanimous consents and 11 informal actions were executed. Each director attended all meetings of the Board of Directors and all committees of the Board of Directors on which he served. All directors attended the Annual Meeting held on May 12, 2005. It is the Board’s policy that the Directors should attend our annual meeting of shareholders, absent exceptional cause.

The Board of Directors currently consists of eight members. The Board has determined that Messrs. McCanna, Keith and Leader have no relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that they otherwise meet the independence criteria under rule 4200 of the Nasdaq rules. In making this determination, the Board of Directors considered, among other things, the type and amount of services provided by the independent directors or by a firm in which an independent director is a shareholder to our controlling shareholders, family members of the controlling shareholders and entities other than Sinclair owned or controlled by our controlling shareholders. The committees of the Board of Directors include an Audit Committee and a Compensation Committee.

Controlled Company Determination. Our Board has determined that we are a “Controlled Company” for purposes of the Nasdaq listing requirements. A “Controlled Company” is a company of which more than 50% of the voting power is held by an individual, a group or another company. Certain Nasdaq requirements do not apply to a Controlled Company, including requirements that: (1) a majority of its board of directors must be comprised of “independent” directors as defined in Nasdaq’s rules; and (2) the compensation of officers and the nomination of directors be determined in accordance with specific rules, generally requiring determinations by committees comprised solely of independent directors or in meetings at which only the independent directors are present. Our Board of Directors has determined that we are a “Controlled Company” based on the fact that the Smith brothers hold more than 50% of the voting power of Sinclair and are parties to a shareholders agreement that obligates them to vote for each other as candidates for election to the Board of Directors. The Smith brothers have been our executive officers and/or directors at all times since it became public in 1995. Currently, David D. Smith, Frederick G. Smith and J. Duncan Smith are both executive officers and directors and Robert E. Smith is a director.

Audit Committee. The members of the Audit Committee are Messrs. McCanna, Thomas, Keith and Leader. The Audit Committee is governed by a written charter approved by the Board of Directors. The Audit Committee formally met nine times during the year ended December 31, 2005.

The Board of Directors has determined that all audit committee members are financially literate under the current listing standards of the Nasdaq and that Lawrence E. McCanna qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Nasdaq rules adopted during 2003 require that audit committees have at least three directors and that all directors be independent, as defined by Nasdaq and SEC rules. The Board has determined that Messrs. McCanna, Keith and Leader meet the independence criteria established by Nasdaq and the SEC.

Notwithstanding the foregoing, one director who (1) is not “independent” as defined in the Nasdaq rules; (2) satisfies the criteria for independence set forth in Section 10A(m)(3) of the Exchange Act and the rules thereunder; and (3) is not a current officer or employee or a family member of such officer or employee, may be appointed to the audit committee, if the board, under exceptional and limited circumstances, determines that membership on the audit committee by the individual is required by the best interests of our company and its shareholders and the board discloses in the next annual proxy statement subsequent to such, the nature of the relationship and the reasons for that determination. A member appointed under this exception may not serve on the audit committee for more than two years and may not chair the audit committee.

Pursuant to the Nasdaq rules governing director independence, Basil A. Thomas is not deemed to be independent because of Mr. Thomas’s relationship to our outside counsel. Mr. Thomas is of counsel to Thomas & Libowitz, P.A. and the father of Steven A. Thomas, a partner and founder of Thomas & Libowitz, P.A., which serves as our outside counsel. During 2003, Sinclair and its subsidiaries paid fees to Thomas & Libowitz, P.A. that exceeded the limits set forth in the independence criteria under Nasdaq rules. In 2004 and 2005, fees paid to Thomas & Libowitz, P.A. did not exceed such limits.

Notwithstanding Mr. Thomas’s failure to meet Nasdaq’s current independence criteria, the Board of Directors previously determined that it was in the best interests of Sinclair and its shareholders that Mr. Thomas serve on both the Board and the Audit Committee. This determination was based on the personal knowledge that the Board has with respect to Mr. Thomas’ financial abilities, knowledge and integrity, based in large part on his past services as a Director of Sinclair since 1993 and a member of the Audit Committee since 1996. Mr. Thomas has served on the Audit Committee since Sinclair’s Annual Meeting in 2004 pursuant to Nasdaq’s “exceptional and limited circumstances” exception. Because this exception will expire at the upcoming Annual Meeting Mr. Thomas will no longer serve on the Audit Committee following the meeting. Mr. Thomas does not participate in discussions regarding related party transactions.

Compensation Committee. Nasdaq listing requirements require that compensation of executive officers be determined, or recommended to the Board of Directors for determination, either by a majority of the independent directors or a compensation committee comprised solely of independent directors. As a controlled company, however, we are not subject to this listing requirement and, as a result, the Board of Directors has determined that notwithstanding Mr. Thomas’s failure to meet Nasdaq’s current independence criteria, it is in the best interest of Sinclair and its shareholders that Mr. Thomas chair the Compensation Committee. The other members of the Compensation Committee are Messrs. McCanna, Keith, and Leader, all of whom meet the independence criteria established by Nasdaq listing requirements and the SEC. This Committee is charged with the responsibility for setting executive compensation, reviewing certain compensation programs and making recommendations to the Board of Directors. The Compensation Committee formally met 11 times during the year ended December 31, 2005.

Nominating Committee. The Board does not have a standing nominating committee and there is no formal nominating committee charter, although the Board has adopted a resolution addressing the director nominations process. Instead, the directors who are determined to be “independent” under the Nasdaq rules perform the functions of a nominating committee. The Board believes it is appropriate not to maintain a standing nominating committee primarily because the relatively small number of independent directors on the Board makes it unnecessary to separate the nominating function into a committee structure.

Our independent directors are responsible for identifying and recommending nominees to the Board of Directors for membership on the Board. The independent directors’ primary responsibilities in recommending nominees are to: (1) establish criteria for the selection of new directors to become members of the Board, which criteria shall be approved by the Board; (2) lead the search for and identify individuals qualified to become members of the Board and conduct the necessary and appropriate inquiries into the backgrounds and qualifications of possible nominees; (3) consider questions of independence and possible conflicts of interest of members of the Board and executive officers, and whether a candidate has special interests or a specific agenda that would impair his or her ability to effectively represent the interest of all shareholders; (4) consider recommendations for director nominees from current directors and executive officers, shareholders and other parties they deem appropriate; (5) have the authority to retain and terminate a search firm to identify director candidates at our expense, (6) determine each proposed nominee’s qualifications for service on the Board; (7) consult with the CEO and Chairman of the Board during the process of identifying director nominees; (8) identify and recommend annually, or as vacancies or newly created positions occur, director nominees for approval by the Board of Directors; and (9) review the composition and size of the Board in order to ensure that the Board is comprised of members reflecting the proper expertise, skills, attributes and personal and professional backgrounds for service as one of our directors.

The independent directors will consider nominees proposed by shareholders. Although there is no formal policy regarding shareholder nominees, the Board of Directors believes that shareholder nominees should be viewed in substantially the same manner as other nominees. The consideration of any candidate for director will be based on an assessment of the individual’s background, skills and abilities, and if such characteristics qualify the individual to fulfill the needs of the Board at that time. To recommend a prospective nominee for consideration, shareholders should submit the candidate’s name, contact information, biographical material and qualifications in writing to Corporate Secretary, Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Hunt Valley, Maryland 21030.

Shareholder Communication with the Board. Shareholders and other parties interested in communicating directly with the Board, any Board committee or any Director, may do so by writing to Sinclair Board of Directors, c/o Corporate Secretary, Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Hunt Valley, Maryland 21030. Under the process adopted by the Board, letters we receive that are addressed to members of the Board are reviewed by our Corporate Secretary who will regularly forward a summary and copies of all such correspondence to the Board.

Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

However, shareholder communications that constitute advertising or promotion of a product or service or relate to improper or irrelevant topics will not be forwarded to the Board, any board committee or any director.

Summary Compensation Table

The following table sets forth certain information regarding annual and long-term compensation for services rendered in all capacities during the years ended December 31, 2005, 2004 and 2003 by the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer, who are collectively referred to as the named executive officers.

	Annual Compensation			Long-term Compensation
Name and Principal Position	Year	Salary	Bonus	Restricted Stock Awards	Securities Underlying Number of Options Granted (a)	All Other Compensation (b)
David D. Smith	2005	$1,000,000	$—	—	—	$18,920
President and Chief Executive	2004	1,000,000	—	—	200,000	21,895
Officer	2003	1,000,000	—	—	100,000	25,289

David B. Amy	2005	500,000	—	12,000	—	25,989
Executive Vice President and	2004	400,000	100,000	—	12,500	18,362
Chief Financial Officer	2003	300,000	150,000	—	10,000	18,026

Steven M. Marks	2005	633,000	74,509	12,000	—	17,418
Chief Operating Officer/	2004	633,000	100,225	—	12,500	18,623
Television Group	2003	600,000	102,750	—	20,000	9,098

Barry M. Faber	2005	425,000	—	5,000	—	17,336
Vice President/General Counsel	2004	325,000	75,000	—	10,000	9,128
	2003	250,000	50,000	—	5,000	8,754

Lucy A. Rutishauser	2005	238,750	—	2,000	—	6,289
Vice President/Corporate	2004	187,200	46,800	—	5,000	5,196
Finance/Treasurer	2003	184,500	45,000	—	4,000	5,131

(a)          No stock options were granted during 2005.

(b)         All other compensation consists of sales commissions, income deemed received for personal use of our leased automobiles, gas cards, cell phones, the Sinclair 401(k) contribution, membership fees, tickets to sporting events and disability and life insurance.

Option Values

The equity compensation plan information as of December 31, 2004 was as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights as of December 31, 2005	Weighted-average exercise price of outstanding options, warrants and rights as of December 31, 2005

Number of securities
remaining available for
future issuance under
equity compensation plans
(excluding securities to be
issued upon exercise of
outstanding options,
warrants and rights as of
December 31, 2005)

Equity compensation plans approved by security holders	6,352,720	$15.78	7,020,114
Equity compensation plans not approved by security holders	—	—	—
Total	6,352,720	$15.78	7,020,114

Director Compensation

Non-employee directors are entitled to receive the following compensation and stock grants:

Base Compensation. Our directors who are also our employees serve without additional compensation. Non-employee directors receive $27,000 annually. The Audit Committee chairman receives an additional $4,500 annually and the Compensation Committee chairman receives an additional $3,000 annually. Non-employee directors also receive $1,250 for each meeting of the Board of Directors attended, $1,000 for each Audit Committee meeting attended and $800 for each Compensation Committee meeting attended.

Stock Grants. In addition to the base compensation, on the date of our annual meeting, each non-employee director receives a grant of 2,000 shares of Class A Common Stock pursuant to the 1996 Long-Term Incentive Plan for services rendered during the preceding year.

Employment Agreements

We do not have an employment agreement with David D. Smith at his request and we do not currently anticipate entering into an agreement. The Compensation Committee has set David D. Smith’s base salary for 2006 at $1,000,000.

In September 1998, we entered into an employment agreement with David B. Amy, Executive Vice President and Chief Financial Officer. The agreement does not have any specified termination date and we have the right to terminate the employment of Mr. Amy at any time, with or without cause. The severance payment due upon termination without cause is equal to one month’s base salary in effect at the time of termination times the number of years of continuous employment by us or our predecessor. Mr. Amy receives a base salary for 2006 of $520,000. The agreement also contains non-competition and confidentiality restrictions on Mr. Amy.

In August 2004, we entered into an employment agreement with Barry M. Faber, Vice President and General Counsel. The agreement does not have any specified termination date and we have the right to terminate the employment of Mr. Faber at any time, with or without cause. The severance payment due upon termination without cause is equal to one month’s base salary in effect at the time of termination times the number of years of continuous employment by us or our predecessor. Mr. Faber receives a base salary for 2006 of $500,000. The agreement also contains non-competition and confidentiality restrictions on Mr. Faber.

In February 1997, we entered into an employment agreement with Steven M. Marks, Chief Operating Officer/ Television Group. The agreement does not have any specified termination date and we have the right to terminate the employment of Mr. Marks at any time, with or without cause. Mr. Marks receives a base salary for 2006 of $658,320 and will have a 2006 bonus opportunity of up to $409,720, which will depend upon the achievement of specific Company revenue and broadcast cash flow targets. The agreement also contains non-competition and confidentiality restrictions on Mr. Marks.

In March 2001, we entered into an employment agreement with Lucy A. Rutishauser, Vice President/Corporate Finance/Treasurer.  The agreement does not have any specified termination date and we have the right to terminate the employment of Ms. Rutishauser at any time, with or without cause. Ms. Rutishauser receives a base salary for 2006 of $248,300. The agreement also contains non-competition and confidentiality restrictions on Ms. Rutishauser.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors consists entirely of non-employee directors: Basil A. Thomas, Daniel C. Keith, Martin R. Leader, and Lawrence E. McCanna. The Committee determines all compensation paid or awarded to our executive officers. Basil A. Thomas, the Committee chair, abstained from voting on the compensation for the Chief Executive Officer.

Compensation Decisions in 2005. In making its compensation decisions for 2005, the Committee considered our operating performance, cash flow, pursuit of growth opportunities and achievement of business and operating objectives, all in light of economic conditions. In addition, the Committee considered management’s recommendations for individual compensation awards.

Executive officers’ compensation is comprised of three components:

•                  base salary

•                  cash bonus

•                  restricted stock awards

Base Salary. The Committee establishes base salaries for executive officers (including the Chief Executive Officer) after considering a variety of factors that measure value and usefulness to Sinclair, including the individual’s knowledge, experience, accomplishments, level of responsibility, and typical compensation levels for individuals with similar credentials.

Cash Bonus. The Committee may determine to award cash bonuses on a discretionary or contractual basis. The Committee awarded cash bonuses to the four executive officers (the Sales and Marketing Officers) that have a direct influence on our revenue performance for 2005. The Sales and Marketing Officers consist of the Chief Operating Officer/Television Group (the COO), the Vice President/Sales, the Vice President/Marketing and the Vice President/National Sales. Their bonuses were based on achieving specific quarterly and annual revenue targets during 2005. Additionally, the bonus for the COO was based on specific quarterly and annual broadcast cash flow targets.

The Committee does not expect to award cash bonuses to executive officers for 2006 performance except for the Sales and Marketing Officers, who will continue to be eligible for cash bonuses if specific quarterly and annual revenue targets (and in the case of the COO, specific broadcast cash flow targets) are met during the year.

Restricted Stock Awards. The Committee believes achievement of Sinclair’s business goals may be fostered by restricted stock award (RSA) program that is tailored to employees who significantly enhance the value of the company. Previously, the Committee awarded stock options, but during 2005, no stock options were granted to any directors or officers. The Committee plans to award RSAs based on recommendations from management regarding employee performance. For senior executives, the Committee also takes other factors into consideration such as company and individual performance. The Committee plans to award 40,000 RSAs to employees for 2005 performance, of which, 31,000 will be awarded to the named executive officers.

Chief Executive Officer’s Compensation. As one of our largest shareholders, David D. Smith’s financial well-being is directly tied to our performance. Under his leadership, we have begun to monetize our retransmission agreements, we have restructured and reduced our debt and we continue to develop additional new business initiatives such as the production of “A Better Life” and multi-channel digital broadcasting to the benefit of our shareholders. For his services as our President, Chief Executive Officer, and Chairman of the Board, David D. Smith’s base salary for 2005 was $1,000,000. Mr. Smith did not receive a cash bonus, RSAs or stock options for 2005. For 2006, the Committee decided to continue Mr. Smith’s base salary at $1,000,000. Mr. Smith serves without an employment contract at his request.

Compensation Deduction Limit. All executive compensation expenses paid in 2005 are consistent with the restrictions imposed on executive compensation by Section 162(m) of the Internal Revenue Code and will be deductible.

Compensation Committee

Basil A. Thomas
Daniel C. Keith
Martin R. Leader
Lawrence E. McCanna

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Messrs. Thomas, Keith, Leader and McCanna. Mr. Thomas is of counsel to the law firm of Thomas & Libowitz, P.A. and is the father of Steven A. Thomas, a senior attorney and founder of Thomas & Libowitz, P.A. During 2003, Sinclair and its subsidiaries paid fees to Thomas & Libowitz, P.A. that exceeded the limits set forth in the independence criteria under Nasdaq rules. In 2004 and 2005, fees paid to Thomas & Libowitz, P.A. did not exceed such limits.

None of the members of our Compensation Committee at any time has been one of our officers or employees. None of our executive officers currently or in the past year have served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or our Compensation Committee.

The following executive officers are directors of another entity that has a director or executive officer who is on our Board of Directors. David D. Smith, Frederick G. Smith and J. Duncan Smith, all of whom are executive officers and on our Board of Directors, are directors and/or executive officers of other various companies controlled by them, including Beaver Dam, LLC, Cunningham Communications, Inc., Keyser Investment Group, Inc. and Bay Television, Inc. Additionally, David D. Smith is a director and executive officer of Acrodyne Communications Inc., Sinclair Ventures, Inc. and G1440 Holdings, Inc. Frederick G. Smith is a director of Sinclair Ventures, Inc. J. Duncan Smith is a director of Sinclair Ventures, Inc. David B. Amy is an executive officer of Sinclair and a director of Acrodyne Communications, Inc. and G1440 Holdings, Inc. See Certain Relationships and Related Transactions for additional information regarding the previously mentioned executive officers and directors.

During 2005, none of the named executive officers participated in any deliberations of our Compensation Committee relating to compensation of the named executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act) requires our officers (as defined in the SEC regulations), directors and persons who beneficially own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of copies of such reports of ownership furnished to us, or written representations that no forms were necessary, we believe that during the past fiscal year our officers, directors and greater than ten percent beneficial owners complied with all applicable filing requirements.

Comparative Stock Performance

The following line graph compares the yearly percentage change in the cumulative total shareholder return on our Class A Common Stock with the cumulative total return of the Nasdaq Stock Market Index and the cumulative total return of the Nasdaq Telecommunications Stock Market Index (an index containing performance data of radio, telephone, telegraph, television and cable television companies) from December 31, 2000 through December 31, 2005. The performance graph assumes that an investment of $100 was made in the Class A Common Stock and in each Index on December 31, 2000 and that all dividends were reinvested. Total shareholder return is measured by dividing total dividends (assuming dividend reinvestment) plus share price change for a period by the share price at the beginning of the measurement period.

Company/Index/Market	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Sinclair Broadcast Group	100.0	94.30	115.94	149.33	92.60	95.66
NASDAQ Telecommunications Index	100.0	79.57	56.48	84.08	91.61	93.72
NASDAQ Market Index-U.S.	100.0	69.73	35.46	58.99	62.95	59.41

Certain Relationships and Related Transactions

David, Frederick, J. Duncan and Robert Smith (collectively, the controlling shareholders) are brothers and hold substantially all of our Class B Common Stock. During the year ended December 31, 2005, we engaged in the following transactions with them and/or entities in which they have substantial interests.

Founders’ Notes. On September 30, 1990, we issued certain notes (the founders’ notes) maturing on May 31, 2005, payable to the late Julian S. Smith and Carolyn C. Smith, our former majority owners and the parents of our controlling shareholders. The founders’ notes were issued in consideration for stock redemptions equal to 72.65% of our then outstanding stock, had principal amounts of $7.5 million and $6.7 million, respectively. The founders’ notes included stated interest rates of 8.75%, which were payable annually from October 1990 until October 1992, then payable monthly commencing April 1993 to December 1996 and then semi-annually thereafter until maturity. The effective interest rate approximated 9.4%. The founders’ notes were secured by security interests in substantially all of our assets and subsidiaries and were personally guaranteed by our controlling shareholders.

Principal and interest payments on the founders’ notes were payable in various amounts, each April and October, beginning October 1991 until October 2005, with a balloon payment due at maturity in the amount of $1.5 million. Additionally, monthly interest payments commenced April 1993 and continued until December 1996. The Carolyn C. Smith note was fully paid as of December 31, 2002. On October 1, 2005, we fully redeemed the founders’ note due to the late Julian S. Smith with a final payment of $1.5 million. Principal and interest paid on the Julian S. Smith note was $2.2 million, for the year ended December 31, 2005. At December 31, 2005, the Julian S. Smith note was fully paid.

Cunningham Broadcasting Corporation. Concurrently with our initial public offering, we acquired options from trusts established by Carolyn C. Smith for the benefit of her grandchildren that will grant us the right to acquire, subject to applicable FCC rules and regulations, 100% of the capital stock of Cunningham Broadcasting Corporation (Cunningham). The Cunningham option exercise price is based on a formula that provides a 10% annual return to Cunningham. Cunningham is the owner-operator and FCC licensee of WNUV-TV, Baltimore, Maryland; WRGT-TV, Dayton, Ohio; WVAH-TV, Charleston, West Virginia; WTAT-TV, Charleston, South Carolina; WBSC-TV, Anderson, South Carolina; and WTTE-TV, Columbus, Ohio. The financial statements for Cunningham are included in our consolidated financial statements for all periods presented.

We entered into five-year LMA agreements (with five-year renewal terms at our option) with Cunningham pursuant to which we provide programming to Cunningham for airing on WNUV, WRGT, WVAH, WTAT, WBSC and WTTE. During the year ended December 31, 2005, we made payments of $7.0 million to Cunningham under these LMA agreements.

Related Party Leases. Certain assets used by us and our operating subsidiaries are leased from Cunningham Communications Inc., Keyser Investment Group, Gerstell Development Limited Partnership and Beaver Dam, LLC (entities owned by the controlling shareholders). Lease payments made to these entities were $4.5 million for the year ended December 31, 2005.

On July 1, 2005, Sinclair Communications, LLC (Sinclair Communications), a subsidiary of Sinclair Broadcast Group, Inc. (SBG), and Cunningham Communications, Inc. (Cunningham Communications) entered into Amendment No. 2 (the Amendment) to an original Lease Agreement (the Lease), dated July 1, 1987, as amended July 1, 1997. The Amendment allows Sinclair Communications to lease tower and building space utilized for digital television transmission. The Amendment became effective July 1, 2005 and expires on June 30, 2007. Cunningham Communications is owned by David D. Smith, SBG’s President, Chief Executive Officer and Director, as well as Frederick Smith, J. Duncan Smith and Robert Smith, members of SBG’s Board of Directors and the controlling shareholders of SBG. The Lease was amended to increase the monthly rent by $25,357 for a total current monthly rent of $82,860. The monthly rent will increase by the greater of 5% or the Consumer Price Index for Inflation in July of 2006. In addition, on July 1, 2005, Sinclair Communications made a lump sum payment of $565,800 to Cunningham Communications as a requirement of the Amendment upon execution.

From time to time, we have entered into charter arrangements to lease aircraft owned by certain controlling shareholders. During 2005, we incurred less than $0.1 million related to these arrangements.

Bay TV. In January 1999, we entered into a LMA with Bay Television, Inc. (Bay TV), which owns the television station WTTA-TV in Tampa, Florida. Our controlling shareholders own a substantial portion of the equity of Bay TV. The LMA provides that we deliver television programming to Bay TV, which broadcasts the programming in return for a monthly fee to Bay TV of $143,500. We must also make an annual payment equal to 50% of the adjusted annual broadcast cash flow of the station (as defined in the LMA) which is in excess of $1.7 million. The additional payment is reduced by 50% of the adjusted broadcast cash flow of the station that was below zero in prior calendar years. Lease payments made to Bay TV were $2.1 million, for the year ended December 31, 2005. An additional payment of $0.3 million was made in 2005 related to the adjusted broadcast cash flow of the station that exceeded $1.7 million.

In connection with our 1997 negotiations with The WB to obtain affiliation agreements for a number of our stations, we discussed an opportunity to obtain The WB affiliation in Tampa, Florida for WTTA-TV, which is owned by Bay TV as described above. We did this in anticipation of entering into a LMA with Bay TV to program WTTA, which was then operating as a non-affiliated independent television station airing paid programming. In 1998, in order to obtain The WB affiliation for WTTA, we and Bay TV each agreed to make payments in the future to The WB of $10.0 million, or $20.0 million in total. Our agreement to make such payment was conditioned upon Bay TV entering into the aforementioned LMA agreement, which we subsequently entered into in January 1999. Our obligation to make a $10.0 million payment to The WB was structured as a $5.0 million reduction of each of the payments owed to us by The WB under our multi-station affiliation agreement in January of each of 2006 and 2007, assuming that The WB was still operating a television network at the time such payments were due. Additionally, Bay TV agreed to make $5.0 million cash payments to The WB in January 2006 and January 2007 pursuant to the granting of The WB affiliation for WTTA. Additionally, our multi-station WB affiliation agreement provides that The WB’s obligation to make a $5.0 million payment to us in each of January 2006 and 2007 is expressly conditioned upon receipt by The WB of corresponding payments from Bay TV.

After Bay TV failed to make its first $5.0 million payment to The WB on its due date January 16, 2006, The WB withheld $5.0 million from the amount due to us pursuant to our multi-station affiliation agreement. On January 24, 2006, The WB announced that it was combining with the UPN television network to form The CW television network and that a station owned by CBS in Tampa will become The CW affiliate.

We are currently engaged in negotiations with The WB regarding a number of issues surrounding their recent announcement, including the impact of the elimination of WTTA’s WB network affiliation and the amount we and Bay TV agreed to pay for the affiliation in Tampa. Depending on the result of these negotiations we may take a variety of actions, including requesting that The WB either pay us the full amount which was due on January 16, 2006, or assign to us any rights to enforce payment by Bay TV so that we may initiate appropriate action directly. We are currently engaged in negotiations with Bay TV regarding payment terms and certain other provisions of our LMA agreement.

Atlantic Automotive Corporation. On December 30, 2002, we invested $20.0 million in Atlantic Automotive Corporation (“Atlantic Automotive”, formerly Summa Holdings, Ltd.) resulting in a 17.5% equity interest. Atlantic Automotive is a holding company which owns automobile dealerships and a leasing company. David D. Smith, our President and Chief Executive Officer, has a controlling interest in Atlantic Automotive and is a member of the Board of Directors. We sold advertising time to Atlantic on WBFF-TV and WNUV-TV, both in Baltimore, Maryland and received payments totaling $0.6 million during the year ended December 31, 2005. We purchased a total of $ 1.0 million in vehicles and related vehicle services from Atlantic during the year ended December 31, 2005. Atlantic leases certain dealership properties from a partnership in which David D. Smith has a 50% ownership interest. Atlantic made lease payments to this partnership of $1.7 million through August 1, 2005.

On May 31, 2005, we entered into an agreement with Auto Properties LLC, an affiliate of Atlantic Automotive to sell our 17.5% equity interest, or 21.22 shares, in Atlantic Automotive to Auto Properties LLC for approximately $21.5 million in cash. On August 2, 2005, the agreement between us and Auto Properties LLC was nullified and we entered into new stock purchase agreements with David D. Smith and Steven B. Fader, an unrelated third party, and entered into a stock redemption agreement with Atlantic Automotive, totaling approximately $21.5 million. Pursuant to the stock purchase agreements, on August 2, 2005, 9.87 shares were sold to each party for $10.0 million in cash and pursuant to the stock redemption agreements, Atlantic Automotive redeemed the remaining 1.48 shares of our equity interest for $1.5 million in cash.

Allegiance Capital. In August 1999, we established a small business investment company called Allegiance Capital Limited Partnership (Allegiance) with an investment of $2.4 million. Our controlling shareholders and our Chief Financial Officer and Executive Vice President are also limited partners in Allegiance, along with Allegiance Capital Management Corporation (ACMC), the general partner. ACMC controls all decision making, investing and management of operations of Allegiance in exchange for a monthly management fee based on actual expenses incurred which currently averages approximately $40,800 and which is paid by the limited partners. We have invested $10.4 million as of December 31, 2005 and we are, together with the other limited partners, committed to investing up to a combined total of $15.0 million.

The Sinclair Relief Fund. In response to the disaster caused by hurricane Katrina, The Sinclair Relief Fund (the Fund) was formed by David D. Smith, Frederick Smith, J. Duncan Smith and Barry M. Faber, our Vice President/General Counsel. The Fund is a qualified charitable organization formed to provide monetary aid and relief to the victims of natural disasters. On September 21, 2005, we made a $50,000 contribution to the Fund. This contribution was authorized by the Audit Committee.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our directors, officers (including our chief executive officer, chief financial officer, chief accounting officer and corporate controller and any person performing similar functions) and employees. We have made the Code of Business Conduct and Ethics available on our website at www.sbgi.net. Any waiver or amendment of the Code for our executive officers or directors must be promptly disclosed as required by law, SEC regulations or Nasdaq listing requirements.

AUDIT COMMITTEE, AUDIT FEES AND AUDITOR INDEPENDENCE

Report of the Audit Committee

The Audit Committee assists the Board of Directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of Sinclair, including compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of Sinclair’s internal audit function. The Audit Committee is also responsible for the appointment of Sinclair’s independent auditors, which appointment may be ratified by the shareholders. The Audit Committee is also responsible for reviewing compliance with Sinclair’s ethics policy and has established procedures for the receipt, retention and treatment of complaints received by Sinclair regarding accounting controls or auditing matters and the confidential, anonymous submission by Sinclair’s employees of concerns regarding questionable accounting or auditing matters. The Audit Committee operates under a formal written charter that has been adopted by the Board of Directors and is reviewed by the Audit Committee on an annual basis.

The Audit Committee has received from Sinclair’s independent registered public accounting firm, Ernst & Young LLP (E&Y), written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, regarding E&Y’s independence, including a detailed statement of the relationship between E&Y and us that might bear on E&Y’s independence, and has discussed with E&Y its independence. The Audit Committee has discussed whether the provision of non-audit services by E&Y is compatible with maintaining E&Y’s independence. E&Y has stated that it believes that it is in full compliance with all of the independence standards established under generally accepted auditing standards and the rules of the SEC. The Audit Committee concurs, and has approved all non-audit services provided by E&Y in 2005. The Audit Committee also has discussed with E&Y the matters required to be discussed by Statements on Auditing Standards No. 61, “Communication with Audit Committees” and No. 90, “Audit Committee Communications” including the selection of and changes in Sinclair’s significant accounting policies, the basis for management’s accounting estimates, E&Y’s conclusions regarding the reasonableness of those estimates and the disclosures included in the financial statements.

The Audit Committee met with management and representatives of E&Y in connection with its review of Sinclair’s audited financial statements for the year ended December 31, 2005. Based on such review and discussion with management, and based on the Audit Committee’s reviews and discussions with E&Y regarding its independence and the matters required to be discussed under statement on Auditing Standards No. 61 and No. 90, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Sinclair’s Annual Report on Form 10-K and the Board has approved that recommendation.

The Audit Committee has reviewed and discussed the fees paid to E&Y during the last year for audit and non-audit services, which are set forth in the proxy statement under “Disclosure of Fees Charged by Independent Registered Public Accounting Firm,” and has determined that the provision of the non-audit services are compatible with E&Y’s independence.

Audit Committee

Lawrence E. McCanna
Daniel C. Keith
Martin R. Leader
Basil A. Thomas

Disclosure of Fees Charged by Independent Registered Public Accounting Firm

The following summarizes the fees charged by Ernst & Young LLP and for certain services rendered to us during 2005 and 2004:

Audit Fees. Fees paid to Ernst & Young LLP for the 2005 and 2004 calendar year audit of our annual financial statements and the reviews of the financial statements included in the 2005 Forms 10-Q were $1,119,480 and $1,243,082, respectively.

Audit-Related Fees. Fees include benefit plan audits, accounting consultations, offering assistance, SEC consulting and fees related to Sarbanes-Oxley regulations totaling $56,180 and $182,112 paid to Ernst & Young LLP for the year ended December 31, 2005 and 2004, respectively.

Tax Fees. Tax fees billed to us through December 31, 2005 and 2004 were $196,756 and $524,671, respectively, paid to Ernst & Young LLP, which represented fees for tax planning and compliance services.

All Other Fees. During 2005, subscription fees of $3,375 were paid to Ernst & Young LLP for the use of their on-line research tool.

All of the services described above were pre-approved by the Audit Committee. None were approved pursuant to the waiver of pre-approval provisions set forth in Regulation S-X of the Securities and Exchange Commission.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

In May 2003, the Audit Committee adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other permissible non-audit services that may be provided by the independent registered public accounting firm (the independent auditors) in order to ensure that the provision of such services does not impair the auditor’s independence. Under this policy, which remains in effect, the Audit Committee annually pre-approves the audit fee and terms of the engagement, as set forth in the engagement letter, along with a specified list of audit-related and tax services. If any service to be provided by the independent auditors has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee and the independent auditor may not begin work on any engagement without confirmation of the Audit Committee pre-approval from the Chief Accounting Officer or his or her delegate. In accordance with this policy, the Chair of the Audit Committee has been authorized by the Committee to pre-approve any audit-related, tax or other permissible non-audit service engagements of the independent auditors.

SHAREHOLDER PROPOSALS

If you intend to propose any matter for action at our 2007 annual meeting of shareholders, you must submit your proposal to the Secretary of Sinclair at 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 not later than December 8, 2006 at 5:00 p.m. Eastern Standard Time. Only then can we consider your proposal for inclusion in our proxy statement and proxy relating to the 2007 annual meeting. We will be able to use proxies you give us for the next year’s meeting to vote for or against any shareholder proposal that is not included in the proxy statement at our discretion unless the proposal is submitted to us on or before February 21, 2007.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ J. Duncan Smith

J. Duncan Smith, Secretary

Baltimore, Maryland

April 7, 2006

Appendix A

SINCLAIR BROADCAST GROUP

1998 EMPLOYEE STOCK PURCHASE PLAN

PURPOSE

The Sinclair Broadcast Group 1998 Employee Stock Purchase Plan (the “ESPP”) provides employees of Sinclair Broadcast Group (the “Company”) and its subsidiaries with an opportunity to become owners of the Company through the purchase of shares of the Company’s common stock (the “Common Stock”). The Company intends this Plan to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986 (the “Code”), and its terms should be construed accordingly. The Plan is effective as of January 1, 1998.

ELIGIBILITY

An Employee whom the Company or an Eligible Subsidiary has employed for at least one full year of service after his date of hire is eligible to participate in the ESPP for the next quarterly Offering Period; provided, however, that an Employee may not make a purchase under the ESPP if such purchase would result in the Employee’s owning Common Stock possessing 5% or more of the total combined voting power or value of the Company’s outstanding stock. For purposes of determining an individual’s amount of stock ownership, any options to acquire shares of Company Common Stock are counted as shares of stock, and the attribution rules of Section 424(d) of the Code apply.

Employee means any person employed as a common law employee of the Company or an Eligible Subsidiary. Employee excludes anyone who, with respect to any particular period of time, was not treated initially on the payroll records as a common law employee.

ADMINISTRATOR

The Compensation Committee of the Board of Directors of the Company, or such other committee as the Board designates (the “Committee”), will administer the ESPP. The Committee is vested with full authority and discretion to make, administer, and interpret such rules and regulations as it deems necessary to administer the ESPP (including rules and regulations deemed necessary to comply with the requirements of Section 423 of the Code). Any determination or action of the Committee in connection with the administration or interpretation of the ESPP shall be final and binding upon each Employee, Participant and all persons claiming under or through any Employee or Participant.

Without shareholder consent and without regard to whether the actions might adversely affect Participants, the Committee (or the Board) may change the Offering Periods, limit or increase the frequency and/or number of changes in the amounts withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount the Participant designated to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, delegate its functions (other than those with respect to setting Purchase Periods or determining the price of stock and the number of shares to be offered under the Plan) to officers or employees of the Company; and establish such other limitations or procedures as it determines in its sole discretion advisable and consistent with the Plan.

The Committee may also increase the price provided in Step 2 under GRANTING OF OPTIONS (by decreasing the discount and/or by designating that the price is determined as of either the beginning or the ending date of a Purchase Period rather than as of the lower of both) for Purchase Periods beginning after committee action.

PAYROLL DEDUCTION PERIOD	Offering Periods are successive three month periods coinciding with calendar quarters, and the first such period under the Plan will begin on January 1, 1998.

PARTICIPATION

An eligible Employee may become a “Participant” for an Offering Period by completing an authorization notice and an IRS Form W-9 and delivering them to the Committee through the Company’s Human Resources Department within a reasonable period of time before the first day of such Offering Period. The Committee will send to each new Employee who satisfies the rules in ELIGIBILITY above a notice advising the Employee of his right to participate in the ESPP for the following Offering Period. All Participants receiving options under the ESPP will have the same rights and privileges.

METHOD OF PAYMENT	A Participant may contribute to the ESPP as follows:

The Participant must elect on an authorization notice to have deductions made from his Compensation for each payroll period during the Offering Period at a rate of at least 1% but not more than 20% of his Compensation. Compensation under the Plan means an Employee’s regular compensation, including overtime, bonuses, and commissions, from the Company or an Eligible Subsidiary paid during an Offering Period.

All payroll deductions will be credited to the Participant’s account under the ESPP but will not accrue interest.

Payroll deductions will begin on the first payday coinciding with or following the first day of each Offering Period and will end with the last payday preceding or coinciding with the end of that Offering Period, unless the Participant sooner withdraws as authorized under WITHDRAWAL below.

A Participant may not alter the rate of payroll deductions during the Offering Period. The Company may use the consideration it receives for general corporate purposes.

GRANTING OF OPTIONS

On the first day of each Offering Period, a Participant will receive options to purchase a number of shares of Common Stock with funds withheld from his Compensation. Such number of shares will be determined at the end of the Offering Period according to the following procedure:

Step 1—Determine the amount the Company withheld from Compensation since the beginning of the Offering Period;

Step 2 — Determine the “Purchase Price” to be the amount that represents 85% of the lower of Fair Market Value of a share of Common Stock on the (I) first day of the Offering Period, or (II) the last day of the Offering Period; and

Step 3 — Divide the amount determined in Step 1 by the amount determined in Step 2.

FAIR MARKET	The Fair Market Value of a share of Common Stock VALUE for purposes of the Plan as of each date described in Step 2 will be determined as follows:

if the Common Stock is traded on a national securities exchange, the closing sale price on that date;

if the Common Stock is not traded on any such exchange, the closing sale price as reported by the National Association of Securities Dealers, Inc. Automated Quotation System (“Nasdaq”) for such date;

if no such closing sale price information is available, the average of the closing bid and asked prices as reported by Nasdaq for such date;

if there are no such closing bid and asked prices, the average of the closing bid and asked prices as reported by any other commercial service for such date; or

if there is no established market for the Common Stock, the value as determined in good faith by the Committee.

For January 1 and any other date described in Step 2 that is not a trading day, the Fair Market Value of a share of Common Stock for such date shall be determined by using the closing sale price or the average of the closing bid and asked prices, as appropriate, for the immediately preceding trading day.

No Participant shall receive options:

if, immediately after the grant, that Participant would own shares, or hold outstanding options to purchase shares, or both, possessing 5% or more of the total combined voting power or value of all classes of shares of the Company or any subsidiaries; or

that permit the Participant to purchase shares under all employee stock purchase plans of the Company and any subsidiary with a Fair Market Value (determined at the time the options are granted) that exceeds $25,000 in any calendar year.

EXERCISE OF OPTION

Unless a Participant effects a timely withdrawal pursuant to the WITHDRAWAL paragraph below, his option for the purchase of shares of Common Stock during an Offering Period will be automatically exercised as of the last day of the Offering Period for the purchase of the maximum number of shares (including fractional shares) that the sum of the payroll deductions credited to the Participant’s account during such Offering Period can purchase pursuant to the formula specified in GRANTING OF OPTIONS.

DELIVERY OF COMMON STOCK

As soon as administratively feasible after the options are used to purchase Common Stock, the Company will deliver to a designated brokerage firm the shares of Common Stock the Participant purchased upon the exercise of the option and direct the brokerage firm to hold the shares in the Participant’s name or street name for at least one year from the date of purchase. After the one year holding period, the Participant may sell, transfer, or retain the stock.

SUBSEQUENT OFFERINGS

A Participant will be deemed to have elected to participate in each subsequent Offering Period following his initial election to participate in the ESPP, unless the Participant files a written withdrawal notice with the Human Resources Department at least ten days before the beginning of the Offering Period as of which the Participant desires to withdraw from the ESPP.

WITHDRAWAL FROM THE PLAN

A Participant may withdraw all, but not less than all, payroll deductions credited to his account for an Offering Period before the end of such Offering Period by delivering a written notice to the Human Resources Department on behalf of the Committee at least thirty days before the end of such Offering Period. A Participant who for any reason, including retirement, termination of employment, or death, ceases to be an Employee before the last day of any Offering Period will be deemed to have withdrawn from the ESPP as of the date of such cessation.

Upon the withdrawal of a Participant from the ESPP, his outstanding options under the ESPP will immediately terminate.

If a Participant withdraws from the ESPP for any reason, the Company will pay to the Participant all payroll deductions credited to his account or, in the event of death, to the persons designated as provided in DESIGNATION OF BENEFICIARY, as soon as administratively feasible after the date of such withdrawal, and no further deductions will be made from the Participant’s Compensation.

A Participant who has elected to withdraw from the ESPP may resume participation in the same manner and pursuant to the same rules as any Employee making an initial election to participate in the ESPP, i.e., he may elect to participate in the next following Offering Period so long as he files the authorization form by the deadline for that Offering Period. Any Participant who is subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), and who withdraws from the ESPP for any reason will only be permitted to resume participation in a manner that will permit transactions under the ESPP to continue to be exempt within the meaning of Rule 16b-3 under the Exchange Act.

STOCK SUBJECT TO PLAN

The shares of Common Stock that the Company will sell to Participants under the ESPP will be shares of authorized but unissued Common Stock. The maximum number of shares made available for sale under the ESPP will be 500,000 (subject to the provisions in ADJUSTMENTS UPON CHANGES IN CAPITAL STOCK). If the total number of shares for which options are to be exercised in an Offering Period exceeds the number of shares then available under the ESPP, the Company will make, so far as is practicable, a pro rata allocation of the shares available.

A Participant will have no interest in shares covered by his option until the Participant exercises the option.

Shares that a Participant purchases under the ESPP will be registered in the name of the Participant or in street name.

REPORTS

Individual accounts will be maintained for each Participant. Statements of account will be given to Participants at least annually, and those statements will set forth the amount of payroll deductions, the exercise price, the number of shares purchased, and the remaining cash balance, if any.

ADJUSTMENTS UPON CHANGES IN CAPITAL STOCK

Subject to any required action by the Company (which it shall promptly take) or its stockholders, and subject to the provisions of applicable corporate law, if, during an Offering Period, outstanding shares of Common Stock increase or decrease or change into or are exchanged for a different number or kind of security by reason of any capitalization, reclassification, stock split, reverse stock split, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or some other increase or decrease in such Common Stock occurs without the Company’s receiving consideration, the Committee will make a proportionate and appropriate adjustment in the number of shares of Common Stock underlying the options, so that the proportionate interest of the Participant immediately following such event will, to the extent practicable, be the same as immediately before such event. Any such adjustment to the options will not change the total price with respect to shares of Common Stock underlying the Participant’s election but will include a corresponding proportionate adjustment in the price of the Common Stock, to the extent consistent with Section 424 of the Code.

The Committee will make a commensurate change to the maximum number and kind of shares provided in the STOCK SUBJECT TO PLAN section.

No issue by the Company of any class of preferred stock, or securities convertible into shares of common or preferred stock of any class, will affect, and no adjustment by reason thereof will be made with respect to, the number of shares of Common Stock subject to any options or the price to be paid for stock except as this ADJUSTMENTS section specifically provides. The grant of an option under the Plan will not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or to consolidate, or to dissolve, liquidate, sell, or transfer all or any part of its business or assets.

SUBSTANTIAL CORPORATE CHANGE

Upon a Substantial Corporate Change, the Plan and the offering will terminate unless provision is made in writing in connection with such transaction for the assumption or continuation of outstanding elections, or the substitution for such options or grants of any options covering the stock or securities of a successor employer corporation, or a parent or subsidiary of such successor, with appropriate adjustments as to the number and kind of shares of stock and prices, in which event the options will continue in the manner and under the terms so provided.

If an option would otherwise terminate under the preceding sentence, the Participant will have the right, at such time before the consummation of the transaction causing such termination as the Board reasonably designates, to exercise any unexercised portions of the option. However, the Board may determine that allowing such exercise before the end of the Offering Period will not occur if the election would render unavailable “pooling of interest” accounting for any reorganization, merger, or consolidation of the Company.

A Substantial Corporate Change means the dissolution or liquidation of the Company, merger, consolidation, or reorganization of the Company with one or more corporations in which the Company is not the surviving corporation, the sale of substantially all of the assets of the Company to another corporation, or any transaction (including a merger or reorganization in which the Company survives) approved by the Board that results in any person or entity (other than any affiliate of the Company as defined in Rule 144(a)(1) under the Securities Act of 1933 (the “Securities Act”) owning 100% of the combined voting power of all classes of stock of the Company.

DESIGNATION OF BENEFICIARY

A Participant may file with the Committee a written designation of a beneficiary who is to receive any payroll deductions credited to the Participant’s account under the ESPP or any shares of Common Stock owed to the Participant under the ESPP if the Participant dies. A Participant may change a beneficiary at any time by filing a notice in writing with the Human Resources Department on behalf of the Committee.

Upon the death of a Participant and upon receipt by the Committee of proof of the identity and existence of the Participant’s designated beneficiary, the Company shall deliver such cash or shares, or both, to the beneficiary. If a Participant dies and is not survived by a beneficiary that the Participant designated in accordance with the immediate preceding paragraph, the Company will deliver such cash or shares, or both, to the personal representative of the estate of the deceased Participant. If, to the knowledge of the Committee, no personal representative has been appointed within 90 days following the date of the Participant’s death, the Committee, in its discretion, may direct the Company to deliver such cash or shares, or both, to the surviving spouse of the deceased Participant, or to any one or more dependents or relatives of the deceased Participant, or if no spouse, dependent or relative is known to the Committee, then to such other person as the Committee may designate. No designated beneficiary may acquire any interest in such cash or shares before the death of the Participant.

SUBSIDIARY EMPLOYEES

Employees of the Company’s subsidiaries will be entitled to participate in the ESPP, except as otherwise designated by the Board of Directors or the Committee. Eligible Subsidiary means each of the Company’s Subsidiaries, except as the Board otherwise specifies. Subsidiary means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time an option is granted to a Participant under the ESPP, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

TRANSFERS, ASSIGNMENTS, AND PLEDGES

A Participant may not assign, pledge, or otherwise dispose of payroll deductions credited to the Participant’s account or any rights to exercise an option or to receive shares of Common Stock under the ESPP other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, as defined in the Employee Retirement Income Security Act. Any other attempted assignment, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw under the WITHDRAWAL section.

AMENDMENT OR TERMINATION OF PLAN

The Board of Directors of the Company or the Committee may at any time terminate or or amend the ESPP. Any amendment of the ESPP that (i) materially increases the benefits to Participants, (ii) materially increases the number of securities that may be issued under the ESPP, or (iii) materially modifies the eligibility requirements for participation in the ESPP must be approved by the shareholders of the Company to take effect. The Company shall refund to each Participant the amount of payroll deductions credited to his account as of the date of termination as soon as administratively feasible following the effective date of the termination.

NOTICES

All notices or other communications by a Participant to the Committee or the Company shall be deemed to have been duly given when the Human Resources Department or the Secretary of the Company receives them or when any other person the Company designates receives the notice or other communication in the form the Company specifies.

GENERAL ASSETS

Any amounts the Company invests or otherwise sets aside or segregates to satisfy its obligations under this ESPP will be solely the Company’s property (except as otherwise required by Federal or state wage laws), and the optionee’s claim against the Company under the ESPP, if any, will be only as a general creditor. The optionee will have no right, title, or interest whatever in or to any investments that the Company may make to aid it in meeting its obligations under the ESPP. Nothing contained in the ESPP, and no action taken pursuant to its provisions, will create or be construed to create an implied or constructive trust of any kind or a fiduciary relationship between the Company and any Employee, Participant, former Employee, former Participant, or any beneficiary.

PRIVILEGES OF STOCK OWNERSHIP

No Participant and no beneficiary or other person claiming under or through such Participant will have any right, title, or interest in or to any shares of Common Stock allocated or reserved under the Plan except as to such shares of Common Stock, if any, that have been issued to the designated brokerage firm or to such Participant.

TAX WITHHOLDING

To the extent that a Participant realizes ordinary income in connection with a sale or other transfer of any shares of Common Stock purchased under the Plan or the crediting of interest to an account, the Company may withhold amounts needed to cover such taxes from any payments otherwise due to the Participant. Any Participant who sells or otherwise transfers shares purchased under the Plan within two years after the beginning of the Offering Period in which he purchased the shares must, within 30 days of such transfer, notify the Company’s Payroll Department in writing of such transfer.

LIMITATIONS ON LIABILITY

Notwithstanding any other provisions of the ESPP, no individual acting LIABILITY as a director, employee, or agent of the Company shall be liable to any Employee, Participant, former Employee, former Participant, or any use or beneficiary for any claim, loss, liability, or expense incurred in connection with the ESPP, nor shall such individual be personally liable because of any contract or other instrument he executes in such other capacity. The Company will indemnify and hold harmless each director, employee, or agent of the Company to whom any duty or power relating to the administration or interpretation of the ESPP has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Sinclair Board’s approval) arising out of any act or omission to act concerning this ESPP unless arising out of such person’s own fraud or bad faith.

NO EMPLOYMENT CONTRACT

Nothing contained in this Plan constitutes an employment contract between the Company or an Eligible Subsidiary and any Employee. The ESPP does not give an Employee any right to be retained in the Company’s employ, nor does it enlarge or diminish the Company’s right to terminate the Employee’s employment.

DURATION OF ESPP	Unless the Sinclair Board extends the Plan’s term, no Offering Period will begin after October 1, 2007.

APPLICABLE LAW	The laws of the State of Maryland (other than its choice of law provisions) govern the ESPP and its interpretation.

LEGAL COMPLIANCE

The Company will not issue any shares of Common Stock under the Plan until the issuance satisfies all applicable requirements imposed by Federal and state securities and other laws, rules, and regulations, and by any applicable regulatory agencies or stock exchanges. To that end, the Company may require the optionee to take any reasonable action to comply with such requirements before issuing such shares. No provision in the Plan or action taken under it authorizes any action that Federal or state laws otherwise prohibit. The Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and all regulations and rules the Securities and Exchange Commission issues under those laws, including specifically Rule 16b-3. Notwithstanding anything in the Plan to the contrary, the Committee and the Board must administer the Plan, and Participants may purchase Common Stock, only in a way that conforms to such laws, rules, and regulations. To the extent permitted by applicable law, the Plan and any offers will be deemed to the extent necessary to conform to such laws, rules, and regulations.

APPROVAL OF SHAREHOLDERS

The ESPP must be submitted to the shareholders of the Company for their approval within 12 months after the Board of Directors of the Company adopts the ESPP. The adoption of the ESPP is conditioned upon the approval of the shareholders of the Company, and failure to receive their approval will render the ESPP and any outstanding options thereunder void and of no effect.

PROXY

SINCLAIR BROADCAST GROUP, INC.
PROXY FOR ANNUAL MEETING OF MAY 11, 2006
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

The undersigned hereby appoints David D. Smith and Frederick G. Smith, or either of them, as attorneys-in-fact, with full power of substitution, to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock of Sinclair Broadcast Group, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Sinclair Broadcast Group, Inc. (the “Company”) to be held on May 11, 2006 at the Company’s corporate office, 10706 Beaver Dam Road, Hunt Valley, MD 21030 at 10:00 a.m. local time.

NOT VALID UNLESS DATED AND SIGNED ON THE REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3					Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1. Election of eight directors for a term expiring in 2007 as set forth in the proxy statement.
				FOR	AGAINST	ABSTAIN
Nominees:	01 David D. Smith, 02 Frederick G. Smith, 03 J. Duncan Smith,		2. Ratification of the appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm for the year ending December 31, 2006.	☐	☐	☐
	04 Robert E. Smith, 05 Basil A. Thomas, 06 Lawrence E. McCanna,			FOR	AGAINST	ABSTAIN
	07 Daniel C. Keith, 08 Martin R. Leader		3. Approve the amendment to the 1998 Employee Stock Purchase Plan to increase the number of shares of Class A Common Stock available for issuance by 1,200,000 Shares.	☐	☐	☐
For	Withheld	for all accept
☐	☐	☐

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the nominees for directors, FOR each of the other proposals and in accordance with the proxies’ discretion on any other business that may properly come before the meeting to the extent permitted by law.

Please mark, sign and date, and return the proxy card promptly using the enclosed envelope.

Dated:________________________________________________________, 2006

Signatures ___________________________________________________________

____________________________________________________________________

Please sign exactly as name appears to the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

▲ FOLD AND DETACH HERE ▲

PROXY

SINCLAIR BROADCAST GROUP, INC.

PROXY FOR ANNUAL MEETING OF MAY 11, 2006

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

The undersigned hereby authorizes and directs Massachusetts Mutual Life Insurance Company, as trustee (the "Trustee") of Sinclair Broadcast Group, Inc. 401(k) Profit Sharing Plan, to vote as proxy for the undersigned as herein stated at the Annual Meeting of Stockholders of Sinclair Broadcast Group, Inc. (the "Company") to be held on May 11, 2006 at the Company's corporate office, 10706 Beaver Dam Road, Hunt Valley, MD 21030, at 10:00 a.m. local time, and at any adjournment thereof, all shares of common stock of the Company allocated to the account of the undersigned under such Plan, on the proposals set forth on the reverse hereof and in accordance with the Trustee's discretion on any other matters that may properly come before the meeting or any adjournments thereof. The undersigned hereby acknowledges receipt of the Notice and Proxy Statement, dated April 7, 2006.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED BY THE TRUSTEE IN ITS SOLE DISCRETION IN THE BEST INTEREST OF THE PLAN PARTICIPANTS AND BENEFICIARIES.

PLEASE MARK, SIGN, DATE AND RETURN THIS VOTING INSTRUCTION CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3							Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.	Election of eight directors for a term expiring in 2007 as set forth in the proxy statement.
						FOR	AGAINST	ABSTAIN
	Nominees:	01 David D. Smith, 02 Frederick G. Smith, 03 J. Duncan Smith, 04 Robert E. Smith, 05 Basil A. Thomas, 06 Lawrence E. McCanna, 07 Daniel C. Keith, 08 Martin R. Leader		2.	Ratification of the appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm for the year ending December 31, 2006.	☐	☐	☐
						FOR	AGAINST	ABSTAIN
						☐	☐	☐
	For	Withheld	For all except:	3.	Approve the amendment to the 1998 Employee Stock Purchase Plan to increase the number of shares of Class A Common Stock available for issuance by 1,200,000 Shares.
	☐	☐	☐

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the nominees for directors, FOR each of the other proposals and in accordance with the proxies' discretion on any other business that may properly come before the meeting to the extent permitted by law.

Please mark, sign and date, and return the proxy card promptly using the enclosed envelope.

Dated:________________________________________________, 2006

Signatures ______________________________________

_______________________________________________________________

Please sign exactly as name appears to the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

▲ FOLD AND DETACH HERE ▲